Exhibit 10.4

Form of Restrictive Covenant Agreement

To:

From: FBR Capital Markets Corporation (FBR Capital Markets Corporation, Friedman, Billings, Ramsey Group, Inc., their respective affiliates and subsidiaries are collectively referred to in this Agreement as “FBR”)

Date: August     , 2008

Re: Notice Period and Restrictive Covenant Provisions

In consideration of your continued employment with FBR Capital Markets Corporation and the promises set forth in the amendment to your         , 2008 Restricted Stock Unit (“RSU”) award, the August     , 2008 grant of RSUs and the August     , 2008 grant of stock options, you agree as follows:

a.     A Notice Period of Not Less Than 90 days. You agree to provide FBR with written notice of your resignation 90 calendar days prior to your separation of employment. During the period between your written notice and your separation date (the “Notice Period”) FBR will pay you your base salary and/or earned commission if you are a commissioned employee and continue its cost-sharing arrangements for medical and dental insurance premiums. In exchange, you will continue to devote your full business time to any duties directed by FBR. FBR, however, may choose to place you on leave during the Notice Period or terminate your employment; you will still be paid your base salary during this time, up to and including your original separation date.(1) You may not perform any services for any other employer during the Notice Period unless FBR agrees in writing. You will not be entitled to participate in FBR’s discretionary bonus plan during your Notice Period, even if such period coincides with FBR’s payment of a bonus to comparable employees.

b.     Non-Solicitation of Employees. During your employment with FBR, and for a period of 12 months from the date your employment ends, for whatever reason, you shall not, directly or indirectly, solicit for employment as an employee or engagement as an independent contractor the services of any person who is employed by FBR at that time or was employed by FBR during the 6 months prior to the termination of your employment. Further, during such period, you shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any such employee to cease his or her relationship with FBR for any reason. This Non-Solicitation Period will begin to run following the end of any applicable Notice Period.

c.     Non-Competition. You agree that while you are employed by FBR and during the Notice Period, or for a period of 90 days from the date your employment ends, if you are terminated by FBR, and you are not subject to a Notice Perid (the “Restricted Period”), you shall not, within any jurisdiction or marketing area in which FBR is doing business, directly or indirectly (including through entities controlled by you or otherwise), own, own an interest in, join, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to, or engage in, any business that competes with FBR in the capital markets, financial advisory and/or institutional sales and trading business (collectively, “Competitive Services”) in the same or similar capacity in which you provided those services to FBR. You agree that during the Restricted Period you will not be employed or otherwise engaged by any client in any capacity which competes with or which may compete with FBR.

You will be deemed to be performing Competitive Services if you engage in such businesses or perform such services, directly or indirectly, whether for your own account or for that of another person, or whether as a stockholder, principal, partner, member, agent, investor, proprietor, director, manager, trustee, officer, employee, or consultant, or in any other capacity; provided, however, that your ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not violate this paragraph.

d.     Non-Solicitation of Clients. You agree that, during your employment and for 180 days from the date your employment ends, for whatever reason, (“the Non-Solicitation Period”), you shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any proprietor, partner, shareholder, member, director, manager, officer, employee, agent, joint venture, or any other person that (i) has a business relationship with FBR and with whom you had access to proprietary information about or had contact with in connection with your employment, or (ii) had a business relationship with FBR at any time within the twelve-month period preceding the end of your employment and with whom you had access to proprietary information about or had contact with in connection with your employment, to discontinue, reduce or modify such business relationship with FBR. A “business relationship” is not limited to any person or entity with which FBR has a contractual relationship, but also includes, for purposes of this Agreement, any person or entity with which anyone at FBR has had substantial contact with for purposes of securing a contractual relationship with such person or entity. The Non-Solicitation Period will begin to run following the end of any applicable Notice Period.

e.     Non-Disparagement. You agree that throughout your employment and continuing after your employment ends, for whatever reason, that you will not, directly or indirectly, engage in any conduct that involves the maligning or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, remarks, and/or negative reports or comments) which are disparaging, deleterious, or damaging to the integrity, reputation, or good will of FBR, or any of its officers or any of its employees in the context of their employment with FBR.

These policies supersede any shorter or equal notice period or non-solicitation obligations that you may have under separate written agreement with FBR, but is not intended to shorten any longer notice period or non-solicitation obligations. All other terms and conditions of your employment remain in full force and effect. These policies are not intended to be, and should not be construed as creating a contract guaranteeing employment for any specific duration. The relationship between you and FBR is one of at will employment. Either you or FBR may terminate your employment at any time for any lawful reason or no reason.

You and FBR agree that a breach (or anticipatory breach) of the provisions of this Agreement would cause FBR irreparable harm, and that FBR shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. You agree that FBR shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of a bond or undertaking in excess of $1,000 is hereby waived by you.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable within any jurisdiction, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable within such jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. Further, you agree that in the event of any such determination, this Agreement shall be deemed to be a series of separate covenants, one for each and every state of the United States of America, the District of Columbia, and any territory or possession of the United States of America where this Agreement is intended to be effective, and, notwithstanding your previous agreement to Virginia as your choice of law this Agreement shall be governed by and construed in accordance with the internal laws of the corresponding state of the United States of America, the District of Columbia, territory or possession of the United States of America where this Agreement is intended to be effective without regard to any otherwise applicable conflict of law principles. Absent any determination that the Agreement is invalid or unenforceable, Virginia law applies.

Accepted: ______________________________________
Date: __________

(1)     In cases of commissioned employees, FBR will pay base monthly pay on average of previous 6 months commissions.